Exhibit 1.1

Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the “Agreement is entered into by and between Max International, Inc (“Client”), a Utah corporation and Dalmore Group, LLC, a New York limited liability company (“Dalmore”). Client and Dalmore agree to be bound by the terms of this Agreement, effective as of October 18, 2023 (the “Effective Date”):

WHEREAS, Dalmore is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via exemptions from registration with the Securities Exchange Commission (“SEC”);

WHEREAS, Client is offering securities directly to the public in an offering exempt from registration under Regulation A (the “Offering”); and

WHEREAS, Client recognizes the benefit of having Dalmore as a broker dealer of record and service provider for investors who participate in the Offering (collectively, the “Investors”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Appointment, Term, and Termination.

a.	Services. Client hereby engages and retains Dalmore as its broker-dealer of record to provide those services listed on Exhibit A attached hereto.

b.	Term. The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. If either party defaults in performing its respective obligations under this Agreement, the Agreement may be terminated by the non-defaulting party (i) upon thirty (30) days written notice if the defaulting party fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied within thirty (30) days following written notice of such breach sent in accordance with Section 8, (ii) upon written notice, if any material representation or warranty in this Agreement made by the defaulting party proves to be incorrect at any time in any material respect, (iii) automatically and immediately, without any action by the Client, if Dalmore ceases to be registered with the SEC as a broker-dealer, unless the Client elects in writing, in its sole discretion, to continue the Agreement, or (iv) automatically and immediately, without any action of either party, if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. Notwithstanding the foregoing, it is agreed that the terms of Section 7 (Confidentiality) and Exhibit B hereto shall survive any termination of this Agreement.

2.	Dalmore will perform only those services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering and the Going Public Show (the “Services”), unless otherwise agreed to in writing by the parties.

3.	Compensation. As compensation for the Services, Client shall pay to Dalmore the following fees:

a.	a fee equal to seven percent (7%) on the aggregate amount raised by the Client (the “Offering Fee”). The Offering Fee shall only be payable after the Financial Industry Regulatory Authority (“FINRA”) department of Corporate Finance issues a no objection letter (the “No Objection Letter”) for the Offering. Client authorizes Dalmore to deduct the Offering Fee directly from the Client’s third-party escrow or payment account.

b.	a one-time expense fee of five thousand ($5,000) for out-of-pocket expenses incurred by Dalmore (the “Expense Fee”). The Expense Fee is due and payable upon execution of this Agreement. The Expense Fee shall cover expenses anticipated to be incurred by the firm such as FINRA filings and any other expenses incurred by Dalmore in connection with the Offering. Notwithstanding the foregoing, Dalmore will refund to the Client any portion of the Expense Fee that remains unused.

c.	A one-time consulting fee of twenty thousand ($20,000) (the “Consulting Fee”). The Consulting Fee is due and payable upon receipt of the No Objection Letter.

4.	Regulatory Compliance

a.	Client and all its third-party providers shall at all times (i) maintain all required registrations and licenses, including foreign qualifications, if necessary; and (iii) pay all related fees and expenses (including all fees associated with FINRA filings), in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Dalmore shall at all times maintain all required registrations and licenses necessary to provide the Services.

b.	Client and Dalmore will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

c.	Client and Dalmore agree to promptly notify the other concerning any material communications from or with any governmental authority (including, without limitation, the SEC) or self-regulatory organization (including, without limitation, FINRA) with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable governmental authority.

d.	Without Dalmore’s prior written approval, not to be unreasonably withheld, Client may not publish or otherwise publicly disseminate, via the internet or otherwise, any material non-public information regarding Client’s Offering or any securities offering for which Dalmore is serving as broker of record, placement agent, or in any other capacity (“Issuer Content”) including, but not limited to, any Issuer Content appearing on the video streaming series currently known as Going Public intended to appear on the web at www.goingpublic.com operated by Crush Capital, Inc., the “Going Public Show”)., Client agrees and acknowledges that (i) Dalmore will treat all Issuer Content as a “retail communication” for purposes of FINRA Rule 2210 (“Rule 2210”), and a registered principal of Dalmore will review and approve the content, and Dalmore will take responsibility for its compliance with Rule 2210, and (ii) Dalmore may, in its sole discretion, submit any or all Issuer Content to the Advertising Regulation Department of the Financial Industry Regulatory Authority (“Advertising Regulation”) prior to its publication on the Show and that Client will cooperate with Dalmore in making such changes to Issuer Content as Dalmore deems necessary ensure that all such Issuer Content is compliant with the comments received from Advertising Regulation.”

5.	Role of Dalmore. Client acknowledges and agrees that, except as otherwise provided in the Agreement, including as supplemented or amended from time to time, Dalmore will provide only those functions related to the Offering and the Going Public Show as specifically set forth on the attached Exhibit A in its capacity as a broker of record for the Offering. Client will rely on Client’s own judgment in using Dalmore’s Services. Dalmore (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to Dalmore; and (v) is not an investment adviser, does not provide investment advice and does not and will not make any recommendation regarding an investment in the Offering. Client acknowledges that any display of data or other information about the Offering does not constitute a recommendation as to the appropriateness, suitability, legality, validity, or profitability of any investment in the Offering. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind between Client and Dalmore, and Dalmore disclaims any fiduciary duty to Client.

6.	Indemnification. The parties’ respective indemnification rights and responsibilities are set forth in Exhibit B attached hereto.

7.	Confidentiality. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names and/or personally-identifiable information related to employees, owners and Investors, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Client or Investors, but shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient. For purposes of this Agreement, any confidential or personally identifiable information related to any Investors shall be deemed to be the Confidential Information of the Client. During the term of this Agreement and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party and this obligation is expressly intended to survive the termination of this Agreement. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

8.	Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client:

Max International Inc

68 S Main Street, 9th Floor,

Salt Lake City, Utah 84101

Joseph Voyticky, CEO

Tel: 917-862-3432

Email: jvoyticky@livemax.com

If to Dalmore:

Dalmore Group, LLC

530 7th Avenue, Suite 902

New York, NY 10018

Attn: Etan Butler, Chairman

Tel: 917-319-3000

Email: etan@dalmorefg.com

9.	Miscellaneous.

a.	ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE FINALLY AND EXCLUSIVELY RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF FINRA THEN IN FORCE AND EFFECT.

b.	This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities provided that nothing in this Agreement permits Client to retain the services of another broker-dealer in connection with the Offering without the consent of Dalmore.

c.	This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

d.	Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement; provided, for the avoidance of doubt, that the foregoing is not intended to and shall not apply to filings, communications or other materials shared with or delivered to the SEC, FINRA or any other governmental authority or self-regulatory organization, even if such materials are made public. Client and Dalmore will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that Dalmore may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

e.	THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH APPLICATION WOULD CAUSE THE LAWS OF A DIFFERENT STATE TO APPLY. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party

f.	If any provision or condition of this Agreement is held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g.	This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h.	This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

i.	This Agreement may be executed by either or both parties by means of electronic signatures, whether by electronic scan of a manual signature or through the use of a commercially reasonable electronic signature service (such as DocuSign or Adobe Sign) and such signatures shall be treated as “originals” for all purposes.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: Max International, Inc.

By	/s/ Joseph Voyticky Oct 18 2023
Name:	Joseph Voyticky
Its:	CEO

Dalmore Group, LLC:

By	/s/ Etan Butler Oct 18 2023
Name:	Etan Butler
Its:	Chairman

Exhibit A

Services:

i.	Review Investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to Client whether or not to accept investor as a customer of the Client, it being understood that KYC and AML processes may be provided by a qualified third party;

ii.	Review each Investor’s subscription agreement to confirm such Investor’s participation in the Offering, and provide a determination to Client whether or not to accept the use of the subscription agreement for the Investor’s participation;

iii.	Contact and/or notify the Client, if needed, to gather additional information or clarification on an Investor;

iv.	Provide Client with prompt notice about inconsistent, incorrect or otherwise flagged (e.g., for underage or AML reasons) subscriptions;

v.	Keep Investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g., as needed for AML and background checks);

vi.	Coordinate with third party providers to ensure adequate review and compliance;

vii.	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent;

viii.	Where required, serve as registered agent for state blue sky requirements, provided that in no circumstance will Dalmore solicit a securities transaction, recommend the Client’s securities or provide investment advice to any prospective Investor;

ix.	Comply with, or assist the Client in complying with, any FINRA filing requirements, including but not limited to filings required under Rule 5110 for the Offering;

x.	Review, approve, and make such filings with Advertising Regulation with respect to the Going Public Show as it deems appropriate or necessary; and

xi.	Provide such other services as may be necessary or customarily provided by a broker-dealer in connection with an offering under Regulation A, Tier 2.

Exhibit B

A.  Indemnification by the Client.

The Client agrees to defend, indemnify and hold harmless Dalmore and each person, if any, who controls Dalmore within the meaning of the Securities Act of 1933, as amended (“Securities Act”) and/or the Exchange Act of 1934, as amended (“Exchange Act”) against any losses, claims, penalties, fines, obligations, awards, judgments, damages or other liabilities, joint or several, to which Dalmore or such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, penalties, fines, obligations, awards, judgments, damages or other liabilities (or actions in respect thereof) (collectively, “Liabilities” and each individually, a “Liability”) that arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any documents prepared or approved by Client relating to the Offering (“Offering Documents”) or (B) in any Issuer Content appearing on the Going Public Show, (ii) any breach by the Client of any of its agreements, representations, warranties or covenants contained in the Agreement, as amended or supplemented, or (iii) the omission or alleged omission by the Client to state in the Offering Documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and will reimburse Dalmore and each such controlling person for any reasonable legal or other expenses incurred by Dalmore or such controlling person in connection with investigating or defending any such Liability, whether arising out of an action between Dalmore and a third party provided that such Liability is found ultimately to arise out of or be based upon any of the facts set forth in items (i) through (iii) in this paragraph A; provided, however, that the Client will not be liable in any such case to the extent that any such Liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information regarding Dalmore which is furnished to the Client by Dalmore specifically for inclusion in the Offering Documents, (ii) any breach by Dalmore of its agreements, representations, warranties or covenants contained in the Agreement, as amended or supplemented, or (iii) any act or omission on the part of Dalmore or its representatives constituting fraud, intentional willful misconduct, or gross negligence (together, (i), (ii) and (iii) above are referred to as the “Non-Indemnity Events”).

B.  Indemnification by Dalmore.

Dalmore agrees to defend, indemnify and hold harmless the Client and each person, if any, who controls the Client within the meaning of the Securities Act and/or the Exchange Act against any Liabilities to which the Client or such controlling person may become subject, under the Act or otherwise, insofar as any such Liabilities (or actions in respect thereof) arise out of or are based upon any Non-Indemnity Event; and will reimburse the Client and each such controlling person for any reasonable legal or other expenses incurred by the Client or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action provided that such loss, claim, damage or liability is found ultimately to arise out of or be based upon any Non-Indemnity Event.

C.  Procedure.

Promptly after receipt by an indemnified party of notice of the commencement of any action (which notice shall be provided in accordance with the provisions of Section 7 of the Agreement), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, notify in writing the indemnifying party of the commencement thereof; and the omission so to notify the indemnifying party will relieve the indemnifying party from any liability as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel who shall be to the reasonable satisfaction of such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

D.  Contribution.

If the indemnification provided for in this Exhibit B is unavailable to any indemnified party (other than as a result of the failure to notify the indemnifying party as provided in Section 8 of the Agreement) in respect to any Liabilities, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party, as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Client on the one hand, and Dalmore, on the other hand, from the Offering, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Client, on the one hand, and of Dalmore, on the other hand, in connection with the statements or omissions which resulted in such Liabilities and any other relevant equitable considerations. The relative benefits received by the Client, on the one hand, and Dalmore, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the Offering (net of sales commissions, but before deducting other expenses) received by the Client bear to the commissions received by Dalmore. The relative fault of the Client, on the one hand, and Dalmore, on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact of the omission to state a material fact relates to information supplied by the Client, on the one hand, and Dalmore, on the other hand, and their relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

D.  Attorneys’ Fees.

The amount payable by a party under this Exhibit B as a result of the losses, claims, damages, liabilities, or expenses referred to above will be deemed to include any reasonable legal or other fees or expenses incurred by such party in connection with investigating or defending any action or claim (including, without limitation, fees, and disbursements of counsel incurred by an indemnified party in any action or proceeding between the indemnifying party and indemnified party or between the indemnified party and any third party or otherwise).

E.  Survival of Indemnification Liabilities

Notwithstanding anything to the contrary in the Agreement, the Amendment, or this Exhibit B, the parties’ respective indemnification responsibilities set forth in this Exhibit B shall survive any termination or assignment of the Agreement.